PROSPECTUS SUPPLEMENT NO. 24	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated June 30, 2022)	Registration No. 333-260534

ALGOMA STEEL GROUP INC.

129,836,439 Common Shares

604,000 Warrants to Purchase Common Shares

24,179,000 Common Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated June 30, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-260534). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on June 16, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “ASTL” and “ASTLW,” respectively, and on the Toronto Stock Exchange (the “TSX”) under the symbols “ASTL” and “ASTL.WT,” respectively. On June 15, 2023, the last reported sales prices of the Common Shares on Nasdaq and the TSX were $7.74 and C$10.24, respectively, and the last reported sales prices of the Warrants were $1.51 and C$1.90, respectively.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 16, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2023

Commission File Number 001-40924

ALGOMA STEEL GROUP INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

(705) 945-2351

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒             Form 40-F  ☐

INCORPORATION BY REFERENCE

Exhibit 99.1 of this Form 6-K is incorporated by reference into the Registration Statement on Form S-8 (Commission File No. 333-264063) of the Registrant, Algoma Steel Group Inc.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated June 16, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Algoma Steel Group Inc.

Date: June 16, 2023	By:	/s/ John Naccarato
Name: John Naccarato
Title: Vice President Strategy and General Counsel

Exhibit 99.1

MEDIA RELEASE

June 16, 2023

Algoma Steel Reports Fatal Incident

SAULT STE. MARIE, Ontario, June 16, 2023 — Algoma Steel Group Inc. (NASDAQ: ASTL; TSX: ASTL) (“Algoma” or the “Company”), regrets to report a fatal incident involving an employee of a contractor who was retained to perform specialized maintenance work.

On the afternoon of June 15th, the worker lost consciousness while cleaning an out-of-service gas line. Algoma Steel Emergency Services personnel responded immediately with assistance from Sault Ste. Marie Fire and Paramedic Services. The worker was transported to Sault Area Hospital where they succumbed to their injuries. The Ministry of Labour has been notified and an investigation is underway.

Algoma Steel Chief Executive Officer Michael D. Garcia commented, “We extend our sincere condolences to the family, friends, and colleagues affected by this devastating loss. The safety and well-being of everyone in our workplace is a top priority and core value at Algoma Steel. We wish to express our gratitude for the prompt response and assistance provided by the emergency services personnel and the dedicated team members who were on-site during this challenging incident. They demonstrated the utmost professionalism and commitment in dealing with the situation and providing urgent medical assistance.”

Counselling services have been made available to Algoma employees and those of the contractor who may have been impacted by the event.

For more information, please contact:

Brenda Stenta

Manager Communications and Branding

Algoma Steel Inc.

Phone: 705.206.1022

Email: brenda.stenta@algoma.com

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901